EXHIBIT 10.47

SECOND AMENDMENT TO THE A.M. CASTLE & CO.
SALARIED EMPLOYEES PENSION PLAN
AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2010

Pursuant to rights reserved under Section 14.1 of the A.M. Castle & Co. Salaried Employees Pension Plan, as amended and restated effective as of January 1, 2010 (the “Plan”), A.M. Castle & Co. amends the Plan as follows.

Section 10.12 of the Plan is amended by adding the following paragraphs to the end thereof, effective October 8, 2015:

“Effective October 8, 2015, if the Actuarially Equivalent present value of any benefit payable under the Plan is $1,000 or less, such Actuarially Equivalent present value shall be paid to the Participant, Surviving Spouse, alternate payee, or beneficiary, as applicable, in a single sum payment, in lieu of all other benefits under the Plan, as soon as practicable following the date of the Participant's retirement, death, or other termination of employment. If the Actuarially Equivalent present value of any benefit payable to a Participant under the Plan is greater than $1,000, but not greater than $5,000, and the Participant does not elect to receive his or her benefit directly, such Actuarially Equivalent present value shall be paid in a direct rollover to an individual retirement account described in Code Section 408(a), set up by the Committee for the benefit of the Participant.

For purposes of this subsection 10.12 only, the Actuarially Equivalent present value shall be determined using (i) the annual rate on 30-year Treasury securities as specified by the Commissioner of Internal Revenue for the November immediately preceding the Plan Year in which the Annuity Starting Date occurs, and (ii) the mortality table prescribed by the Commissioner of Internal Revenue pursuant to Treasury Regulation 1.417(e)-1(d)(2).”

This Second Amendment has been executed this 8th day of October, 2015.

A.M. CASTLE & CO.
ADMINISTRATION COMMITTEE

/s/ Jeffrey S. Torf
By:	Jeffrey S. Torf
Title:	Administration Committee Chairman

EX-88